RADIATION DISPOSAL SYSTEMS, INC.
1104 Nueces Street
Austin, TX 78701-2128

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on __________________

to the Shareholders of
RADIATION DISPOSAL SYSTEM, INC.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of RADIATION DISPOSAL SYSTEMS, INC. (the "Company") will be held at the offices of First
Dominion Finanical Group, N.A. of Frost National Bank Plaza, 816 Congress Avenue, Suite 1100, Austin, Texas 78701 on ____________________, at __________,
for the following purposes:

         1. To elect two Directors to the Company's Board of Directors to hold office for a period of one year or until their successors are duly elected and qualified;

         2. To vote on the proposal to amend the Company's Cerrificate of Incorporation to increase the authorized number of shres of Common Stock from 20 million to 50 million;

         3. To vote on the proposal to amend the Compnay's Certificate of Incorporation to effect a change of the Company's name from RADIATION DISPOSAL SYSTEMS, INC. TO THE SAINT JAMES COMPANY;

         4. To vote on the proposal to reverse-split the Company's outstanding shares of Common Stock on a 20 for 1 basis, 20 outstanding shares for 1 new share;

         5. To vote on the proposal to authorize a change of the Company's domicile (state of incorporation) from North Carolina to Delaware;

         6. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

         The close of business on October 1, 1998 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournment thereof.

         You are cordially invited to attend the meeting. Whether or not you plan to attend, please complete, date and sign the accompanying proxy and return it promptly in the enclosed envelope to assure that your shares are represented at the meeting. If you do attend, you may revoke any prior proxy and vote your shares in person if you wish to do so. Any prior proxy will automatically be revoked in you execute the accompanying proxy or if you notify the Secretary of the Company, in writing, prior to the annual Meeting of Shareholders,

         By order of the Board of Directors
         Wayne Gronquist, Secretary
         Dated:

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

RADIATION DISPOSAL SYSTEMS, INC.
1104 Nueces Street
Austin, Texas 78701-2128